    As filed with the Securities and Exchange Commission on April 25, 1997.
                                                   Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             --------------------

                          RENAL TREATMENT CENTERS, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                                             23-2518331
-------------------------------                           -----------------
(State or other jurisdiction of                            I.R.S. Employer
 incorporation or organization)                           Identification No.)

                             Building 2, Suite 300
                           1180 West Swedesford Road
                          Berwyn, Pennsylvania 19312
                                (610) 644-4796
               ------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             --------------------

                         RENAL TREATMENT CENTERS, INC.
                                 SAVINGS PLAN
                        ------------------------------

                             (Full title of plan)

                             --------------------

                                Thomas J. Karl
                 Vice President, Secretary and General Counsel
                             Building 2, Suite 300
                           1180 West Swedesford Road
                          Berwyn, Pennsylvania 19312
                                (610) 644-4796
                         ------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             --------------------

                                    Copy to:
                            Kathleen M. Shay, Esquire
                            Duane, Morris & Heckscher
                                One Liberty Place
                           Philadelphia, PA 19103-7396

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                Proposed                 Proposed
    Title of securities            Amount to be             maximum offering         maximum aggregate           Amount of
     to be registered               registered               price per share          offering price         registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                   150,000 shares (1)             $20.1875(1)            $3,028,125 (1)               $918
$.01 par value (1)
===================================================================================================================================

(1) Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $20.1875 per share, the average of the high and low sales prices of the Common Stock of the Company on the New York Stock Exchange on April 23, 1997. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the above-referenced plan.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following material filed by Renal Treatment Centers, Inc. (the "Company") or the Renal Treatment Centers, Inc. Savings Plan (the "Plan") with the Securities and Exchange Commission (the "Commission") is incorporated herein by reference:

     (a) The Company's annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the fiscal year ended December 31, 1996.

     (b) The Plan's report on Form 11-K as of and for the nine months ended December 31, 1996.

     (c) The Company's current report filed pursuant to Section 13 or 15(d) of the Exchange Act dated February 5, 1997.

     (d) The description of the Company's Common Stock set forth in the Company's Registration Statement No. 33-74994 on Form S-1, initially filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), on February 4, 1994, under the caption "Description of Capital Stock - Common Stock," which is incorporated by reference in response to Item 1 of Registration Statement No. 1-14142 on Form 8-A filed by the Company with the Commission on December 14, 1995 pursuant to Section 12(b) of the Exchange Act.

     All reports or other documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act and plan interests need not be described pursuant to this item.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that he is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein to the extent that such person has been successful on the merits or otherwise; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.

     Article Eighth of the Company's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect.

     The Company provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company up to an aggregate of $5,000,000 inclusive of defense costs, expenses and charges.

     Additionally, Article Seventh of the Company's Restated Certificate of Incorporation limits the liability of the Company's directors to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Section 102(b)(7) permits the certificate of incorporation of a Delaware corporation to include a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that the provision may not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

     Not applicable.
Item 8.  Exhibits.

  4.1 Specimen Certificate of Common Stock of the Company (incorporated herein by reference to Exhibit No. 4.1 filed under the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

  4.2 Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit No. 3.1 filed under the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

  4.2.1 Certificate of Amendment dated February 29, 1996 to Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit No. 3.1.1 filed under the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

  4.3 By-Laws of the Company and Amendment to By-Laws adopted February 9, 1993 (incorporated herein by reference to Exhibit No. 3.2 filed under the Company's Form S-1 Registration Statement No. 33-59850).

 23.1      Consent of Coopers & Lybrand L.L.P.

 23.2      Consent of Deloitte & Touche LLP.

 23.3      Consent of Baird, Kurtz & Dobson.

     Pursuant to instruction (b) under Item 8 of Form S-8, the registrant hereby undertakes that it will submit, or has submitted, the Plan and, from time to time, any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and that it has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.  Undertakings.

      The registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berwyn, Pennsylvania on April 25, 1997.

                                                RENAL TREATMENT CENTERS, INC.

                                                By: /s/ Robert L. Mayer, Jr.
                                                   -----------------------------
                                                    Robert L. Mayer, Jr.,
                                                    President

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Thomas J. Karl and Ronald H. Rodgers, Jr., and each or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him, and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                                          Title                                                     Date
         ---------                                          -----                                                     ----
/s/ Robert L. Mayer, Jr.                              President and Director                                       April 25, 1997
---------------------------------------               (principal executive officer)
Robert L. Mayer, Jr.

/s/ Frederick C. Jansen                               Executive Vice President                                     April 25, 1997
---------------------------------------               and Director
Frederick C. Jansen

/s/ Ronald H. Rodgers, Jr.                            Vice President of Finance                                    April 25, 1997
---------------------------------------               and Chief Financial Officer
Ronald H. Rodgers, Jr.                                (principal financial and accounting officer)

/s/ Claire W. Gargalli                                Director                                                     April 25, 1997
---------------------------------------
Claire W. Gargalli

/s/ Patrick T. Ryan                                   Director                                                     April 25, 1997
---------------------------------------
Patrick T. Ryan

/s/ Michael R. Walker                                 Director                                                     April 25, 1997
---------------------------------------
Michael R. Walker


The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berwyn, Pennsylvania, on April 25, 1997.


                                                RENAL TREATMENT CENTERS, INC.
                                                SAVINGS PLAN



                                                By: /s/ Michael Cutuli
                                                   -----------------------------
                                                    Michael Cutuli
                                                    Plan Administrator

                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

Exhibit No.     Exhibit
4.1         Specimen Certificate of Common Stock of the Company (incorporated herein by reference to Exhibit No. 4.1 filed under the Company's
            Annual Report on Form 10-K for the year ended December 31, 1995).

4.2 Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit No. 3.1 filed under the Company's
            Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

4.2.1       Certificate of Amendment dated February 29, 1996 to Restated
            Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit No. 3.1.1 filed under the Company's Quarterly
            Report on Form 10-Q for the quarter ended March 31, 1996).

4.3         By-Laws of the Company and Amendment to By-Laws adopted February 9,
            1993 (incorporated herein by reference to Exhibit No. 3.2 filed under the Company's Form S-1 Registration Statement No. 33-59850).

23.1        Consent of Coopers & Lybrand L.L.P.

23.2        Consent of Deloitte & Touche LLP.

23.3        Consent of Baird, Kurtz & Dobson.
